EXHIBIT 23.3
Consent of Crawford & Winiarski
We consent to references to our firm which are included in the Annual Report on Form 10-K for the year ended May 31, 2010, and the Quarterly Reports on Form 10-Q for the periods ended August 31, 2010, November 30, 2010 and February 28, 2011, of RPM International Inc. (the “Company”), and to the incorporation by reference of such references into the Company’s Registration Statement (Form S-3) and related Prospectus for the registration of common stock, preferred stock, debt securities, securities warrants, purchase contracts and units filed with the Securities and Exchange Commission as of the date hereof, and any supplements and amendments thereto. We further consent to references to our firm which may be included in any of the Company’s current or periodic reports that may be filed subsequent to the date of this consent, and to the incorporation by reference of such references into the Registration Statement and any supplements and amendments thereto.

Crawford & Winiarski
By:	/s/ Robert J. Winiarski
Its: Member

Cleveland, Ohio
April 8, 2011